Exhibit 99.1

China Agritech, Inc. Approved for Listing
on the NASDAQ Global Market

 Trading on NASDAQ will begin on September 21, 2009
under the symbol “CAGC”

BEIJING, September 18, 2009 — China Agritech, Inc. (OTC Bulletin Board: CTEC) ("China Agritech", or the “Company"), a leading national organic fertilizer manufacturer and distributor in China, today announced that it has received approval for listing on the NASDAQ Global Market.

The Company’s common stock will begin trading on the NASDAQ Global Market on September 21, 2009 under the symbol “CAGC.”  Until that time, the Company’s shares will continue to trade on the OTC Bulletin Board under the symbol “CTEC.”

“We are proud to be listing on the NASDAQ Global Market, which highlights our commitment to meeting the stringent requirements of a senior exchange in the U.S.,” said Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, “We have made significant progress in achieving our strategic plan to further build the Company with additional geographically diversified production capacity for our new organic granular products, our expanded marketing and sales network, and innovative new fertilizer products based on our proprietary technologies. We believe trading on NASDAQ is another significant milestone in our corporate history as we are joining other top-tier companies on the NASDAQ and raising our visibility within the investment community, which should enhance our stock’s marketability especially among institutional investors, to broaden our shareholder base and build value for our shareholders.”

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes,” “expects," “anticipates,” “estimates” or similar expressions , including, but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
Tel:     +86-10-5962-1220
Email: gareth@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss / Mr. Valentine Ding
Investor Relations
Grayling
Tel:     +1-646-284-9409
Email: kevin.theiss@us.grayling.com
        valentine.ding@us.grayling.com